Exhibit 99.1

NEWS RELEASE
ROTTERDAM, Netherlands, April 26, 2013

LyondellBasell Reports First-Quarter 2013 Results

First-Quarter 2013 Highlights

•	Record diluted earnings per share of $1.56; $906 million income from continuing operations

•	First quarter EBITDA of $1,585 million; record Olefins & Polyolefins - Americas results

•	Began construction of La Porte ethylene expansion and methanol plant restart projects

•	Completed significant scheduled maintenance at the Houston refinery; increased the refinery feedstock flexibility to accommodate both Canadian and lighter crudes

•	Achieved investment grade credit rating

LyondellBasell Industries (NYSE: LYB) today announced earnings for the first quarter 2013 of $906 million, or $1.56 diluted earnings per share. First quarter 2013 EBITDA was $1,585 million, a 25 percent increase from the fourth quarter 2012 and a 29 percent increase from the first quarter 2012. Net income in the first quarter 2013 increased by 44 percent from the fourth quarter 2012. The increase was primarily a result of improved operating results across all segments, other than Refining, which had a planned maintenance turnaround.

Comparisons with the prior quarter and first quarter 2012 are shown below:

Table 1 - Earnings Summary

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2013	December 31, 2012	March 31, 2012
Sales and other operating revenues	$10,669	$11,097	$11,734
Net income(a)	900	623	599
Income from continuing operations	906	645	594
Diluted earnings per share (U.S. dollars):
Net income(b)	1.55	1.09	1.04
Income from continuing operations	1.56	1.13	1.03
Diluted share count (millions)	578	578	575
EBITDA(c)	1,585	1,265	1,227

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 11.
(b)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.

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Results also reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Income from Continuing Operations

	Three Months Ended
Millions of U.S. dollars (except share data)	March 31, 2013	December 31, 2012	March 31, 2012
Pretax charges (benefits):
Reorganization items	$—	$—	($5)
Corporate restructurings	—	53	—
Impairments	—	—	22
Warrants - mark to market	—	—	10
Unfavorable contract reserve reversal	—	(28)	—
Total pretax charges	—	25	27
Benefit from income tax related to these items	—	(17)	(5)
After-tax effect of net charges	$—	$8	$22
Effect on diluted earnings per share	$—	$—	($0.04)

“The theme for our 2012 annual report was – “Seize the Moment – Securing the Future”. We are converting these words to action. Our first quarter results demonstrate our success. For example, in our Olefins and Polyolefins – Americas segment, we took advantage of strong industry margins, and for the third consecutive quarter, operated our ethylene plant system at or above nameplate capacity – achieving record profitability in this segment,” said Jim Gallogly, LyondellBasell Chief Executive Officer.

“In addition to our strong financial and operating results during the quarter, we passed several key milestones which we believe will help in securing our future performance. We received environmental permits and began construction on two key growth projects – the Channelview methanol plant restart and the La Porte olefins expansion. We are targeting to complete the methanol restart this year and the La Porte expansion during 2014. In addition, we completed a major turnaround at the Houston refinery, implementing modifications that position us to benefit from rapidly developing North American crude oil production. When completed, and assuming 2012 margins, these three projects would represent approximately $775 million of potential annual EBITDA,” Gallogly added.

“While the U.S. olefins business set new records during the quarter, the situation in European olefins and polyolefins continued to be difficult. Although our results improved from recent quarters, underlying economic and industry conditions have not. Our Intermediates and Derivatives segment continued to post steady results. At the Houston refinery, major turnaround activities required us to reduce first quarter throughput which negatively impacted the quarter,” Gallogly indicated.

OUTLOOK

“Overall, the trends of the previous quarters continued into early April. Our Olefins and Polyolefins – Americas and Intermediates and Derivatives segments continued to benefit from the shale gas developments,” Gallogly said.

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“However, as broadly reported, the global macro-economic outlook continues to be uncertain. Within this environment, our “back-to-basics” strategy will serve us well. Our focus is further sharpened as we proceed into the next chapter of our story –execution of our growth projects and the continued return of value to our shareholders,” Gallogly added.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – EAI; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2013	December 31, 2012	March 31, 2012
Operating income	$821	$693	$519
EBITDA	898	777	595

Three months ended March 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $121 million in the first quarter 2013 versus the fourth quarter 2012. Compared to the prior period, olefins results increased approximately $140 million primarily due to an increase in margins. Our cost of ethylene production metric declined and the average ethylene price increased 4 cents per pound. Improved ethylene co-product pricing drove the decline in the cost of ethylene production. Combined polyolefin results decreased by approximately $25 million from the fourth quarter 2012 primarily due to lower polypropylene sales volumes and margins. Joint venture equity income declined slightly.

Three months ended March 31, 2013 versus three months ended March 31, 2012 – EBITDA increased $303 million in the first quarter 2013 versus the first quarter 2012. Olefins results increased approximately $290 million compared to the prior year period as a result of higher olefins margins and volumes. The higher olefins margins were primarily driven by lower natural gas liquid prices in the first quarter 2013, in particular ethane and propane. Olefins production volumes were higher compared to the first quarter 2012, which was impacted by a planned maintenance turnaround. Polyethylene results were relatively unchanged. Polypropylene results declined by approximately $25 million due to a 12 percent decline in polypropylene sales volumes in the first quarter 2013 as price volatility negatively impacted customer buying patterns. Joint venture equity income was relatively unchanged.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2013	December 31, 2012	March 31, 2012
Operating income (loss)	$93	($94)	$3
EBITDA	225	27	115

Three months ended March 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $198 million in the first quarter 2013 versus the fourth quarter 2012. Excluding the net negative impact of various fourth quarter items such as restructuring and compensation accruals, a feedstock contract renegotiation, and a Wesseling plant turnaround, underlying EBITDA increased approximately $115 million. Exclusive of the Wesseling turnaround impact, olefins results improved approximately $40 million primarily due to olefin margins expansion related to naphtha price volatility. Exclusive of the feedstock contract renegotiation, underlying commodity polyolefin results increased by approximately $30 million, driven by higher margins. Polypropylene compounds and polybutene-1 results increased approximately $20 million from seasonally low fourth quarter results. Equity income from joint ventures increased by $25 million from the fourth quarter 2012.

Three months ended March 31, 2013 versus three months ended March 31, 2012 – EBITDA increased $110 million versus the first quarter 2012. Olefins results increased by approximately $70 million, primarily as a result of improved margins. Combined commodity polyolefin results increased by approximately $30 million primarily as a result of higher polypropylene margins and volumes in the first quarter 2013 and the absence of charges related to the first quarter 2012 Wesseling polyethylene reactor damage. Polypropylene compounds and polybutene-1 results were relatively unchanged from the prior year period. Equity income from joint ventures increased by $14 million from the first quarter 2012.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls, ethylene oxide and its derivatives, and oxyfuels.

Table 5 - I&D Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2013	December 31, 2012	March 31, 2012
Operating income	$323	$246	$370
EBITDA	373	297	417

Three months ended March 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $76 million versus the fourth quarter 2012. Results for PO and PO derivatives improved by $20 million primarily due to seasonal recovery of volumes. Intermediate chemicals results increased by approximately $25 million due to higher C4 chemical and styrene margins. Oxyfuels results improved due to stronger first quarter 2013 margins. Equity income from joint ventures was relatively unchanged.

Three months ended March 31, 2013 versus three months ended March 31, 2012 – EBITDA decreased $44 million compared to the first quarter 2012. Results for PO and PO derivatives declined primarily due to lower solvents and butanediol sales volumes and margins as new Asian capacity came online in 2013. PO volumes and margins were relatively unchanged. Intermediate chemicals results improved by approximately $30 million mainly due to higher C4 chemicals and styrene margins. Oxyfuels results declined approximately $25 million primarily as a result of lower margins in the 2013 period versus stronger than typical first quarter 2012 margins. Equity income from joint ventures was relatively unchanged.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6 - Refining Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2013	December 31, 2012	March 31, 2012
Operating income (loss)	($17)	$86	$10
EBITDA	20	123	48

Three months ended March 31, 2013 versus three months ended December 31, 2012 – EBITDA decreased $103 million versus the fourth quarter 2012. The Houston refinery operated at 173,000 barrels per day, down 82,000 barrels per day from the prior quarter primarily due to a planned turnaround. The throughput decline negatively impacted the first quarter 2013 by approximately $80 million versus fourth quarter 2012. In addition, the Maya 2-1-1 benchmark crack spread decreased $3.39 per barrel to $20.97 per barrel in the first quarter 2013. The decline in our refinery spread was somewhat smaller relative to the benchmark spread. Results continue to be negatively impacted from depressed values of by-products such as petroleum coke and various natural gas based products.

Three months ended March 31, 2013 versus three months ended March 31, 2012 – EBITDA decreased $28 million versus the first quarter 2012 mainly due to the impact of the first quarter 2013 turnaround. Compared to the first quarter in 2012, a throughput decline of 86,000 barrels per day negatively impacted the current quarter by approximately $85 million, which more than offset an increased crack spread. The Maya 2-1-1 benchmark crack spread increased $0.82 per barrel to $20.97 per barrel from the first quarter 2012.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended
Millions of U.S. dollars	March 31, 2013	December 31, 2012	March 31, 2012
Operating income	$50	$23	$38
EBITDA	66	42	56

Three months ended March 31, 2013 versus three months ended December 31, 2012 – EBITDA increased by $24 million. The fourth quarter 2012 included $18 million in restructuring charges.

Three months ended March 31, 2013 versus three months ended March 31, 2012 – EBITDA increased by $10 million driven by higher licensing revenues.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology related expenditures, were $391 million in the first quarter 2013. Our cash balance was $2.9 billion at March 31, 2013.

CONFERENCE CALL

LyondellBasell will host a conference call April 26 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President—Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 800-369-1609. For international numbers, please go to the company website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 4807902.

A replay of the call will be available from 2 p.m. ET April 26 until May 26 at 11 p.m. ET. The replay dial-in numbers are 800-469-5439 (U.S.) and +1 203-369-3805 (international). The pass code for each is 3102.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2012, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and

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performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Before the first quarter of 2013, we reported EBITDA including certain adjustments. The EBITDA previously reported was calculated as net income before net interest expense, income taxes, depreciation and amortization, reorganization items, income from equity investments, income (loss) attributable to non-controlling interests, net income (loss) from discontinued operations, plus joint venture dividends, as adjusted for other items management does not believe are indicative of our underlying results of operations such as impairment charges, asset retirement obligations and the effect of mark-to-market accounting on our warrants. The specific items for which EBITDA was adjusted in each prior reporting period were disclosed in the reconciliation of non-GAAP financial measures table included in each reporting period. Beginning March 31, 2013, we calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. Reconciliations of our current calculation of EBITDA for periods prior to March 31, 2013 to the previously presented measures are included under “EBITDA Reconciliations” on the Investor Relations section of our website at www.lyondellbasell.com. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,349	$3,283	$3,217	$3,085	$12,934	$3,244
Olefins & Polyolefins - Europe, Asia, International	3,898	3,575	3,448	3,600	14,521	3,800
Intermediates & Derivatives	2,485	2,285	2,637	2,251	9,658	2,282
Refining	3,203	3,496	3,272	3,320	13,291	2,468
Technology	119	115	124	140	498	134
Other	(1,320)	(1,506)	(1,425)	(1,299)	(5,550)	(1,259)

Continuing Operations	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669

Operating income (loss):
Olefins & Polyolefins - Americas	$519	$700	$738	$693	$2,650	$821
Olefins & Polyolefins - Europe, Asia, International	3	203	15	(94)	127	93
Intermediates & Derivatives	370	390	424	246	1,430	323
Refining	10	124	114	86	334	(17)
Technology	38	30	31	23	122	50
Other	—	2	6	5	13	(3)

Continuing Operations	$940	$1,449	$1,328	$959	$4,676	$1,267

Depreciation and amortization:
Olefins & Polyolefins - Americas	$65	$71	$69	$76	$281	$75
Olefins & Polyolefins - Europe, Asia, International	69	69	63	84	285	77
Intermediates & Derivatives	47	48	49	50	194	48
Refining	38	37	36	37	148	36
Technology	18	19	18	18	73	17
Other	—	—	1	1	2	—

Continuing Operations	$237	$244	$236	$266	$983	$253

EBITDA: (a)
Olefins & Polyolefins - Americas	$595	$781	$814	$778	$2,968	$898
Olefins & Polyolefins - Europe, Asia, International	115	305	102	26	548	225
Intermediates & Derivatives	417	432	475	297	1,621	373
Refining	48	160	150	123	481	20
Technology	56	50	49	42	197	66
Other	(4)	(1)	(1)	(1)	(7)	3

Continuing Operations	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$102	$135	$126	$105	$468	$122
Olefins & Polyolefins - Europe, Asia, International	60	39	60	95	254	63
Intermediates & Derivatives	18	24	44	73	159	106
Refining	38	27	24	47	136	93
Technology	9	8	12	14	43	7
Other	2	3	1	(1)	5	—

Total	229	236	267	333	1,065	391
Deferred charges included above	(1)	(3)	(1)	—	(5)	—

Continuing Operations	$228	$233	$266	$333	$1,060	$391

(a)	See Table 9 for EBITDA calculation.

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Table 9 - EBITDA Calculation

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901
Net loss attributable to non-controlling interests	(1)	(2)	(2)	(9)	(14)	(1)
(Income) loss from discontinued operations, net of tax	(5)	—	7	22	24	6

Income from continuing operations	594	768	851	645	2,858	906
Provision for income taxes	301	306	435	285	1,327	357
Depreciation and amortization	237	244	236	266	983	253
Interest expense, net	95	409	67	69	640	69

EBITDA	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585

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Table 10 - Selected Segment Operating Information

	2012					2013
	Q1	Q2	Q3	Q4	YTD	Q1
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,988	2,134	2,401	2,449	8,972	2,337
Propylene produced	533	615	633	582	2,363	624
Polyethylene sold	1,448	1,316	1,434	1,441	5,639	1,398
Polypropylene sold	735	719	740	695	2,889	648
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	103.0	93.4	92.2	88.2	94.1	94.4
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	119.9	108.2	109.4	109.5	111.7	113.9
Natural gas (USD per million BTUs)	2.7	2.3	2.9	3.5	2.9	3.5
U.S. weighted average cost of ethylene production (cents/pound)	28.5	18.4	19.7	18.6	21.2	13.8
U.S. ethylene (cents/pound)	54.9	46.9	45.4	45.7	48.3	48.0
U.S. polyethylene [high density] (cents/pound)	67.0	63.0	59.3	59.7	62.3	66.7
U.S. propylene (cents/pound)	67.2	64.2	49.8	54.5	58.9	73.5
U.S. polypropylene [homopolymer] (cents/pound)	81.2	76.7	63.8	68.5	72.5	88.0

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	947	930	802	833	3,512	912
Propylene produced	577	562	493	502	2,134	577
Polyethylene sold	1,316	1,137	1,253	1,257	4,963	1,216
Polypropylene sold	1,541	1,337	1,633	1,574	6,085	1,584
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	45.4	31.7	39.6	38.9	38.9	36.2
Western Europe ethylene	55.1	58.6	53.1	58.1	56.2	58.6
Western Europe polyethylene [high density]	58.6	60.9	57.2	61.0	59.4	61.2
Western Europe propylene	50.1	54.1	47.6	50.8	50.7	50.6
Western Europe polypropylene [homopolymer]	57.9	60.4	56.1	58.7	58.3	59.1

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	774	743	762	663	2,942	683
Ethylene oxide and derivatives	312	275	311	260	1,158	260
Styrene monomer	704	678	798	794	2,974	655
Acetyls	489	444	499	404	1,836	432
TBA Intermediates	462	448	441	399	1,750	439
Volumes (million gallons)
MTBE/ETBE	205	189	256	199	849	187
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	125.1	122.0	149.9	76.3	118.2	104.9

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	259	267	240	255	255	173
Benchmark Market Margins
Light crude oil - 2-1-1	9.34	14.04	14.71	7.91	11.50	9.80
Light crude oil - Maya differential	10.81	9.12	11.94	16.45	12.05	11.17

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 11 - Unaudited Income Statement Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669
Cost of sales	10,532	9,561	9,670	9,832	39,595	9,153
Selling, general and administrative expenses	223	201	236	249	909	213
Research and development expenses	39	37	39	57	172	36

Operating income	940	1,449	1,328	959	4,676	1,267
Income from equity investments	46	27	32	38	143	59
Interest expense, net	(95)	(409)	(67)	(69)	(640)	(69)
Other income (expense), net	(1)	8	(7)	2	2	6

Income before income taxes and reorganization items	890	1,075	1,286	930	4,181	1,263
Reorganization items	5	(1)	—	—	4	—

Income before taxes	895	1,074	1,286	930	4,185	1,263
Provision for income taxes	301	306	435	285	1,327	357

Income from continuing operations	594	768	851	645	2,858	906
Income (loss) from discontinued operations, net of tax	5	—	(7)	(22)	(24)	(6)

Net income	599	768	844	623	2,834	900
Net loss attributable to non-controlling interests	1	2	2	9	14	1

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901

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Table 12 - Unaudited Cash Flow Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net cash provided by operating activities	$913	$504	$2,042	$1,328	$4,787	$799
Net cash used in investing activities	(185)	(245)	(266)	(317)	(1,013)	(408)
Net cash provided by (used in) financing activities	(140)	55	(234)	(1,826)	(2,145)	(234)

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Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Cash and cash equivalents	$1,670	$1,950	$3,527	$2,732	$2,879
Restricted cash	9	14	19	5	6
Accounts receivable, net	4,209	3,888	4,083	3,904	3,878
Inventories	5,208	5,759	5,234	5,075	5,270
Prepaid expenses and other current assets	1,002	755	532	570	622

Total current assets	12,098	12,366	13,395	12,286	12,655
Property, plant and equipment, net	7,426	7,237	7,412	7,696	7,779
Investments and long-term receivables:
Investment in PO joint ventures	415	411	405	397	401
Equity investments	1,605	1,521	1,581	1,583	1,607
Other investments and long-term receivables	76	70	361	383	421
Goodwill	595	576	585	591	582
Intangible assets, net	1,149	1,103	1,073	1,038	999
Other assets, net	245	261	292	246	233

Total assets	$23,609	$23,545	$25,104	$24,220	$24,677

Current maturities of long-term debt	$—	$—	$—	$1	$1
Short-term debt	42	48	47	95	115
Accounts payable	3,545	3,004	3,297	3,285	3,217
Accrued liabilities	1,049	915	1,177	1,157	1,217
Deferred income taxes	310	277	304	558	557

Total current liabilities	4,946	4,244	4,825	5,096	5,107
Long-term debt	3,984	4,305	4,305	4,304	4,307
Other liabilities	2,281	2,208	2,153	2,327	2,306
Deferred income taxes	1,035	1,245	1,460	1,314	1,277
Stockholders’ equity	11,310	11,492	12,312	11,139	11,641
Non-controlling interests	53	51	49	40	39

Total liabilities and stockholders’ equity	$23,609	$23,545	$25,104	$24,220	$24,677

LyondellBasell Industries
www.lyondellbasell.com	16